AMENDMENT NO. 2 TO BY-LAWS OF

                       OPPENHEIMER QUEST FOR VALUE FUNDS

1. The By-Laws of Oppenheimer Quest For Value Funds, a Massachusetts business trust (the "Fund"), are hereby amended by adding the following new
Section 4.6 to Article IV thereof:

            4.6    Removal,   Resignation   and   Retirement  of
            Trustees.  A  Trustee  at  any  time  may  be  removed
            either with or without cause by resolution duly adopted by the affirmative votes of the holders of not less than two-thirds of the outstanding shares of the Trust, present in person or by proxy at any meeting of shareholders at which such vote may be taken, provided that a quorum is present. Any
            Trustee at any time may be removed for cause by resolution duly adopted at any meeting of the Board of Trustees provided that notice thereof is contained in the notice of such meeting and that such resolution is adopted by the vote of at least two thirds of the Trustees whose removal is not proposed. As used herein, "for cause" shall mean any cause which under Massachusetts law would permit the removal of a Trustee of a business trust. Any Trustee may resign or retire as Trustee by written instrument signed by him and delivered to the other Trustees or to any officer of the Trust, and such resignation or retirement shall take effect upon such delivery or upon such later date as is specified in such instrument and shall be effective as to the Trust and each Series of the Trust hereunder. Notwithstanding the foregoing, any and all Trustees shall be subject to the provisions with respect to mandatory retirement set forth in the Retirement Plan for Non-Interested Trustees or Directors adopted by the Trust, as the same may be amended from time to time.

2. The By-Laws of the Fund, as previously amended and as further amended by this Amendment No. 2, hereby remain in full force and effect.

      IN  WITNESS  WHEREOF,  I hereby  set my hand as of this ___ day of July,
1998


                                                /s/ Andrew J. Donohue

                                                ---------------------------
                                                Andrew J. Donohue
                                                Secretary